Exhibit 10.24

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between SpartanNash Company (the “Company”) and Tony B Sarsam (the “Executive”) as of December 23, 2021.

WHEREAS, the Company and the Executive are parties to an Employment Agreement, dated September 8, 2020 (“Employment Agreement”), and an Executive Severance Agreement, dated September 21, 2020 (together with the Employment Agreement, the “Prior Agreements”), and the Company and the Executive desire to enter into this Agreement, which shall supersede and replace the Prior Agreements, to memorialize the terms of the Executive’s continued employment with the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.Employment.

(a) Effective Date: Term.   This Agreement shall be effective as of December 23, 2021 (the “Effective Date”) and shall continue in effect until termination of the Executive’s employment as described herein, unless terminated earlier by mutual agreement of the Executive and the Company.    The period commencing on the Effective Date and ending on the date on which the term of this Agreement terminates is referred to herein as the “Term.”

(b)Duties.  During the Term, the Executive shall perform all duties and accept all responsibilities as may be assigned to the Executive by the Company.  The Executive represents to the Company that the Executive is not subject to or a party to any employment agreement, noncompetition covenant, or other agreement that would be breached by, or prohibit the Executive from, executing this Agreement and performing fully the Executive’s duties and responsibilities hereunder.

(c)Best Efforts.  During the Term, the Executive shall devote the Executive’s best efforts and full time and attention to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 14 below.  The foregoing shall not be construed as preventing the Executive from (1) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board, in its sole discretion, on corporate boards, and (2) managing personal investments, so long as such activities are permitted under the Company’s code of conduct and employment policies and do not violate the provisions of Section 14 below.

(d)Principal Place of Employment.  The Executive understands and agrees that the Executive’s principal place of employment will be in the Company’s offices located in the Grand Rapids, Michigan metropolitan area and that the Executive will be required to travel for business in the course of performing the Executive’s duties for the Company.

2.Compensation.

(a)Base Salary.  During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of $900,000, which shall be paid in installments in accordance with the Company’s normal payroll practices.  The Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to the normal performance review policies for executives and may be adjusted from time to time as the Compensation Committee deems appropriate.  Base Salary may not be decreased without the Executive’s consent, other than consistent with an across-the-board proportionate reduction that applies to other executives.

(b)Annual Bonus.  The Executive shall be eligible to receive an annual bonus for each fiscal year during the Term, based on the attainment of individual and corporate performance goals and targets established by the Compensation Committee (“Annual Bonus”).  Any Annual Bonus shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as the bonuses for other executives of the Company; provided that in no event shall the Executive’s Annual Bonus be paid later than two and a half months after the last day of the fiscal year to which the Annual Bonus relates.  The Annual Bonus shall be subject to the terms of the annual bonus plan that is applicable to other executives of the Company, including requirements as to continued employment, subject to the provisions of Sections 6 and 7 below.

(c)Long-Term Incentive Compensation.  The Executive shall be eligible to receive annual long-term incentive awards as the Compensation Committee deems appropriate.

3.Retirement and Welfare Benefits.  During the Term, the Executive shall be eligible to participate in the Company’s health, life insurance, long-term disability, retirement and welfare benefit plans and programs available to employees of the Company, pursuant to their respective terms and conditions.  Nothing in this Agreement shall preclude the Company or any Affiliate (as defined below) from terminating or amending any employee benefit plan or program from time to time.

4.Vacation.  During the Term, the Executive shall be entitled to vacation, holiday and sick leave at levels commensurate with those provided to other senior executives of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not-worked policies.

5.Business Expenses.  The Company shall reimburse the Executive for all necessary and reasonable travel (which does not include commuting) and other business expenses incurred by the Executive in the performance of the Executive’s duties hereunder in accordance with such policies and procedures as the Company may adopt generally from time to time for executives.

6.Termination Without Cause or Resignation for Good Reason before or after the Change in Control Protection Period.  The Company may terminate the Executive’s employment at any time without Cause upon 30 days’ advance written notice before or after the Change in Control Protection Period (as defined below).  If the Company provides a notice of termination without Cause, the Company may, in its discretion, terminate the Executive’s employment at any time during the 30-day notice period, provided that the Company continues to pay the Executive the Base Salary for the remainder of the notice period.  The Executive may initiate a termination of employment by resigning for Good Reason (as described below) before or after the Change in Control Protection Period.  Upon termination by the Company without Cause or resignation by the Executive for Good Reason before or after the Change in Control Protection Period, if the Executive executes and does not revoke a written Release (as defined below), the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:

(a)The Company will pay the Executive an amount equal to two times the sum calculated by adding (i) the Executive’s annual Base Salary in effect immediately prior to the date of termination (or the amount prior to any reduction if termination is on account of Section 17(h)(iii)) plus (ii) the Executive’s target Annual Bonus for the year of termination.  Payment shall be made in a lump sum payment within 60 days following the termination date.

(b)During the two year period following the termination date, if the Executive timely elects continued coverage (“COBRA”) under Section 4980B of the Internal Revenue Code (the “Code”), the Company will reimburse Executive for the monthly COBRA cost of continued medical and dental coverage under the health, dental and prescription drug plans of the Company for the Executive and the Executive’s eligible dependents, less the amount that the Executive would be required to contribute for health, dental and prescription drug coverage if the Executive were an active employee of the Company; provided that such reimbursements shall not continue beyond the first to occur of (x) the date on which the Executive fails to pay the COBRA cost of such continuation coverage or (y) the date on which the Executive is eligible for substantially similar coverage from a subsequent employer. Subject to the Executive’s delivery and non-revocation of the Release, these reimbursements will commence within 60 days following the termination date and will be paid on the first payroll date of each month, provided that the Executive demonstrates proof of payment of the applicable premiums prior to the applicable reimbursement payment date.

(c) The Company shall pay the Executive a prorated Annual Bonus for the year in which the Executive’s termination of employment occurs.  The prorated Annual Bonus shall be determined by multiplying the full year Annual Bonus that would otherwise have been payable to the Executive, based upon the achievement of the applicable performance goals, as determined by the Board, by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the fiscal year in which the termination date occurs and the denominator of which is 365 (“Prorated Bonus”).  The Prorated Bonus, if any, shall be paid at the same time as bonuses are paid to other employees of the Company, but not later than two and a half months after the end of the fiscal year in which the termination date occurs.

(d)Any equity and cash long-term incentive awards shall be administered in accordance with the applicable grant agreements.

(e)The Company shall pay any other amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company (“Accrued Obligations”), regardless of whether the Executive executes or revokes the Release.

7.Termination Without Cause or Resignation for Good Reason during the Change in Control Protection Period.  The Company may terminate the Executive’s employment at any time without Cause upon 30 days’ advance written notice during the Change in Control Protection Period (as defined below).  If the Company provides a notice of termination without Cause, the Company may, in its discretion, terminate the Executive’s employment at any time during the 30-day notice period, provided that Company continues to pay the Executive the Base Salary for the remainder of the notice period.  The Executive may initiate a termination of employment by resigning for Good Reason during the Change in Control Protection Period.  Upon termination by the Company without Cause or resignation by the Executive for Good Reason during the Change in Control Protection Period, if the Executive executes and does not revoke a written Release, the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives and the payments and benefits set forth in Section 6 above, the following:

(a)The Company will pay the Executive an amount equal to two and one half times the sum calculated by adding (i) the Executive’s annual Base Salary in effect immediately prior to the date of termination (or the amount prior to any reduction if termination is on account of Section 17(h)(iii)) plus (ii) Executive’s target Annual Bonus for the year of termination. Payment shall be made in a lump sum payment on the 60th day following the termination date.

(b)During the two and one half year period following the termination date, if the Executive timely elects continued coverage (“COBRA”) under Section 4980B of the Code, the Company will reimburse Executive for the monthly COBRA cost of continued medical and dental coverage under the health, dental and prescription drug plans of the Company for the Executive and the Executive’s eligible dependents, less the amount that the Executive would be required to contribute for health, dental and prescription drug coverage if the Executive were an active employee of the Company; provided that such reimbursements shall not continue beyond the first to occur of (x) the date on which the Executive fails to pay the COBRA cost of such continuation coverage or (y) the date on which the Executive is eligible for substantially similar coverage from a subsequent employer. Subject to the Executive’s delivery and non-revocation of the Release, these reimbursements will commence within 60 days following the termination date and will be paid on the first payroll date of each month, provided that the Executive demonstrates proof of payment of the applicable premiums prior to the applicable reimbursement payment date.

(c)The Company shall pay the Executive a prorated Annual Bonus for the year of termination, determined by multiplying the target amount of the Executive’s Annual Bonus for the year of termination by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the fiscal year in which the termination date occurs and the denominator of which is 365. Such prorated Annual Bonus shall be paid at the same time as bonuses are paid to other executives of the Company, but not later than two and a half months after the end of the fiscal year in which the termination date occurs.

(d)Any equity and cash long-term incentive awards shall be administered in accordance with the applicable grant agreements.

(e) During the period beginning on the termination date and ending on the earlier of (i) the end of the twelfth (12th) month after the termination date or (ii) the date on which the Executive receives a substantially equal benefit from a new employer, the Company will continue the Executive’s tax and financial planning benefit, with reimbursement of any costs incurred by the Executive to obtain such benefits to be made to the Executive within thirty (30) days after the Executive requests reimbursement, but in no event after the end of the year following the year in which the Executive incurs such costs.

(f)During the period beginning on the termination date and ending on the earlier of (i) the end of the twenty-fourth (24th) month after the termination date or (ii) the date on which the Executive receives a substantially equal benefit from a new employer, the Company will continue all of the Executive’s Company-funded life insurance coverage, or, if the Company’s life insurance program does not permit such continued coverage, the Company will pay the Executive’s cost to replace such coverage at the same level or coverage, with reimbursement of any costs incurred by the Executive to replace such coverage to be made to the Executive within thirty (30) days after the Executive requests reimbursement, but in no event after the end of the year following the year in which the Executive incurs such costs.

(g)The Company shall pay any Accrued Obligations, regardless of whether the Executive executes or revokes the Release.

8.Cause.  The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any Accrued Obligations.

9.Voluntary Resignation Without Good Reason.  The Executive may voluntarily terminate employment without Good Reason upon 30 days’ advance written notice to the Company.  If the Executive provides notice of termination of employment without Good Reason, the Company may, in its discretion, terminate the Executive’s employment at any time during the 30-day notice period, provided that the Company continues to pay the Executive the Base Salary for the remainder of the notice period.  In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any Accrued Obligations.

10.Disability.  If the Executive incurs a Disability during the Term, the Company may terminate the Executive’s employment on or after the date of Disability.  If the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive any Accrued Obligations.  For purposes of this Agreement, the term “Disability” shall mean the Executive is eligible to receive long-term disability benefits under the Company’s long-term disability plan.

11.Death.  If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any Accrued Obligations.  Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

12.Resignation of Positions.  Effective as of the date of any termination of employment, the Executive will resign from all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and Affiliates.

13.Section 409A.

(a)This Agreement is intended to comply with section 409A of Code, and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable.  Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable.  Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period.  If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code.  For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event may the Executive, directly or indirectly, designate the fiscal year of a payment.  Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to section 409A is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.

14.Restrictive Covenants.

(a)Noncompetition; Non-Solicitation.  The Executive agrees that during the Executive’s employment with the Company and its Affiliates, the Executive will not do or prepare to do, and for the two year period following the date on which the Executive’s employment terminates for any reason will not do, any of the following:

(i)directly or indirectly compete with the Company or any Affiliate; or

(ii)be employed by, perform services for, advise or assist, own any interest in or loan or otherwise provide funds to, any other business that is engaged (or seeking the Executive’s services with a view to becoming engaged) in any Competitive Business (as defined below); or

(iii)solicit or suggest or provide assistance to anyone else seeking to solicit or suggest, that any person having or contemplating a Covered Relationship (as defined below) with the Company or an Affiliate refrain from entering into or terminate the Covered Relationship, or enter into any similar relationship with anyone else instead of the Company or the Affiliate.

This Section 14 does not prohibit the Executive from owning not more than 2% of any class of securities of a publicly traded entity, provided that the Executive does not engage in other activity prohibited by this Section 14.  The Executive understands and agrees that, given the nature of the business of the Company and its Affiliates, and the Executive’s position with the Company, the foregoing geographic scope is reasonable and appropriate.

(b)Proprietary Information.  At all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any Proprietary Information (defined below) of the Company or an Affiliate, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company or as described in Section 14(c) below, or unless the Company expressly authorizes such disclosure in writing.  “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its Affiliates and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship.

(c)Reports to Government Entities.  Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct.  Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(d)Inventions Assignment.  The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s or its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company (“Work Product”) belong to the Company.  The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).  If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by Company employees generally.

(e)Return of Company Property.  Upon termination of the Executive’s employment with the Company for any reason, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an Affiliate that is in the Executive’s possession or under the Executive’s control or to which the Executive may have access.  The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Work Product.

15.Cooperation.  Subject to Section 14(c) above and subject to applicable law, the Executive agrees that, upon the Company’s reasonable notice to the Executive, the Executive shall fully cooperate with the Company in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company to the extent that such claims or investigations may relate to any matter in which the Executive was involved (or alleged to have been involved) while employed with the Company or of which the Executive has knowledge by virtue of the Executive’s employment with the Company.  Upon submission of appropriate documentation, the Executive shall be reimbursed for reasonable and pre-approved out-of-pocket expenses incurred in rendering such cooperation.

16.Legal and Equitable Remedies.

(a)Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the Proprietary Information of the Company and its Affiliates, and because any breach by the Executive of any of the restrictive covenants contained in Section 14 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 14 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 14.  The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 14 are unreasonable or otherwise unenforceable.

(b)The Executive irrevocably and unconditionally (1) agrees that any legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Western District of Michigan or if such court does not have jurisdiction or will not accept jurisdiction, in Kent County Circuit Court, regardless of where the Executive or the Company may be located at the time any action may be commenced, (2) consents to the exclusive jurisdiction of such court in any such proceeding, and (3) waives any objection to the laying of venue of any such proceeding in any such court.  The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers and agrees that Kent County is a convenient forum for the Executive.

(c)Notwithstanding anything in this Agreement to the contrary, if the Executive breaches any of the Executive’s obligations under Section 14, the Company shall be obligated to provide only the Accrued Obligations, and all payments under Section 2, Section 6, and Section 7 hereof, as applicable, shall cease.  In such event, the Company may require that the Executive repay all amounts theretofore paid to the Executive pursuant to Section 6 or 7 hereof, and in such case, the Executive shall promptly repay such amounts on the terms determined by the Company.

17.Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)“Affiliate” shall mean any entity controlling, controlled by or under common control with the Company.

(b)“Cause” shall mean the Executive’s (i) breach of this Agreement or any confidentiality, non-solicitation, noncompetition or inventions assignment agreement with the Company; (ii) commission of an act of dishonesty, fraud, embezzlement or theft; (iii) engagement in conduct that causes, or is likely to cause, material damage to the property or reputation of the Company; (iv) failure to perform satisfactorily the material duties of the Executive’s position (other than by reason of Disability); (v) commission of a felony or any crime of moral turpitude; or (vi) material failure to comply with the Company’s code of conduct or employment policies. If, after termination of the Executive’s employment for any reason, the Company becomes aware that the Executive engaged, before the termination of employment, in misconduct constituting Cause, the Company may re-characterize the Executive’s termination as having been for Cause.

(c)“Change in Control” shall have the meaning ascribed to it in the SpartanNash 2020 Stock Incentive Plan (or any successor thereto).

(d)“Change in Control Protection Period” shall mean the period beginning on the date of a Change in Control and ending 24 months after the Change in Control.

(e)“Competitive Business” means a business that (i) owns, operates or sells or supplies products similar to or that substitute for products supplied by the Company or an Affiliate to any Covered Operation that is located within 15 miles of any Covered Operation that the Company or an Affiliate owns or operates, or to which the Company or an Affiliate sells or supplies products; or (ii) provides food or other grocery products to any military commissary or exchange, within or outside the U.S., directly or under a subcontract.

(f)“Covered Operation” shall mean any grocery store, grocery superstore, mass merchandiser, wholesale club, supermarket, limited assortment store, convenience store, drug store, pharmacy or any other store that offers grocery or food products separate or in combination with pharmaceutical products, general merchandise or other nonfood products, or any grocery or convenience store product distribution facility.

(g)“Covered Relationship” shall mean a customer relationship, a vendor relationship, an employment relationship, or any other contractual or independent contractor relationship

(h)“Good Reason” shall mean the occurrence of one or more of the following without the Executive’s consent, other than on account of the Executive’s inability to perform services on account of short-term or long-term disability:

(i)A material diminution by the Company of the Executive’s authority, duties or responsibilities;

(ii)A material change in the geographic location at which the Executive must perform services under this Agreement (which, for purposes of this Agreement, means relocation of the offices of the Company at which the Executive is principally employed to a location that increases the Executive’s commute to work by more than 50 miles);

(iii)A material diminution in the Executive’s Base Salary or aggregate incentive award opportunity, other than an across-the-board proportionate reduction that applies to other executives; or

(iv)Any action or inaction that constitutes a material breach by the Company of this Agreement.

The Executive must provide written notice of termination for Good Reason to the Company within 30 days after the event constituting Good Reason.  The Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination.  If the Company does not correct the act or failure to act, the Executive’s employment will terminate for Good Reason on the first business day following the Company’s 30-day cure period.

(i)“Release” shall mean a separation agreement and general release of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit).  The Release will be in the form attached hereto as Exhibit A, subject to such legally required changes as the Company may require.

18.Survival.  The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 14, 15 and 16) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

19.No Mitigation or Set-Off.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Executive obtains other employment.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

20.Section 280G. In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction.  No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit.  The determinations under this Section shall be made as follows:

(a)The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code.  The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b)Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis.  Only amounts payable under this Agreement shall be reduced pursuant to this Section.

(c)All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”).  The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction.  Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.  All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

21.Notices.  All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

SpartanNash Company

850 76th Street, S.W.

P.O. Box 8700

Grand Rapids, Michigan 49315

Attn: Ileana McAlary, General Counsel

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

22.Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

23.Remedies Cumulative; No Waiver.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.  No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

24.Assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive.  The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 14, will continue to apply in favor of the successor.

25.Indemnification.  In the event the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Executive is or was a director or officer of the Company or any of its Affiliates, the Executive shall be indemnified by the Company, and the Company shall pay the Executive’s related expenses when and as incurred, to the fullest extent permitted by applicable law and the Company’s articles of incorporation, bylaws and any applicable indemnification agreement between the Executive and the Company.  During the Executive’s employment with the Company or any of its Affiliates and after termination of employment for any reason, the Company shall cover the Executive under the Company’s directors’ and officers’ insurance policy applicable to other officers and directors according to the terms of such policy.

26.Company Policies.  This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.

27.Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company, including the Prior Agreements.  This Agreement may be changed only by a written document signed by the Executive and following approval by the Board of Directors or the Compensation Committee.

28.Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

29.Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Michigan without regard to rules governing conflicts of law.

30.Counterparts.  This Agreement may be executed in any number of counterparts (including electronic or facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE

Name: /s/ Tony Sarsam

Title: CEO

Date: December 27, 2021

SpartanNash Company

Name: /s/ Doug Hacker

Title: Chairman of the Board

Date: December 27, 2021

Exhibit 10.24

EXHIBIT A

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

This Agreement sets forth the terms of your separation of employment with SpartanNash Company (the “Company”).  If you understand and agree with these terms, please sign in the space provided below.  If you and the Company sign below, this will be a legally binding document representing the entire agreement between you and the Company regarding the subjects it covers.  We will refer to this document as this “Agreement.”

Termination Date.  Your last day of work with the Company will be _________.

Consideration.  The Company will pay you [describe severance payments and benefits].

Release of Claims.  In exchange for the payment(s) described in the Consideration clause above, you hereby waive all claims available under federal, state or local law against the Company and the directors, officers, employees, employee benefit plans and agents of the Company arising out of your employment with the Company or the termination of that employment, including but not limited to all claims arising under the Americans with Disabilities Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of the United States Code, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, the Elliott-Larsen Civil Rights Act, Michigan Persons With Disabilities Civil Rights Act, Michigan Equal Pay Law, Michigan Whistleblower's Protection Act, Michigan Paid Medical Leave Act, Michigan Minimum Wage Law of 1964, Michigan Payment of Wages and Fringe Benefits Law, Michigan Sales Representatives Commission Act, if applicable, Michigan WARN Laws, the Bullard-Plawecki Employee Right to Know Act, the Social Security Number Privacy Act, the Internet Privacy Protection Act, and Michigan Occupational Safety and Health Act, as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs.  You are not waiving your right to vested benefits under the written terms of the retirement plan, claims for unemployment or workers’ compensation benefits, any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan, claims arising after the date on which you sign this Agreement, or claims that are not otherwise waivable under applicable law. In addition, you are not waiving any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s articles of incorporation and bylaws.

Medicare Disclaimer.  You represent that you are not a Medicare beneficiary as of the time you enter into this Agreement.  To the extent that you are a Medicare beneficiary, you agree to contact a Company Human Resources Representative for further instruction.

A-1

DB1/ 118101269.15

Limit on Disclosures.  You shall not disclose or cause to be disclosed the terms of this Agreement to any person (other than your spouse or domestic/civil union partner, attorney and tax advisor), except pursuant to a lawful subpoena, as set forth in the Reports to Government Entities clause below or as otherwise permitted by law.  This provision is not intended to restrict your legal right to discuss the terms and conditions of your employment.

Reports to Government Entities.  Nothing in this Agreement, including the Limit on Disclosures or Release of Claims clause, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any others covered by the Release of Claims resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, the Company will be entitled to an offset for the payments made pursuant to this Agreement.  This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.  You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Non admission of Liability.  Nothing in this Agreement is an admission of any wrongdoing, liability or unlawful activity by you or by the Company.

No Other Amounts Due.  You acknowledge that the Company has paid you all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions, and that the Company has no obligation to pay any additional amounts other than the payment(s) described in the Consideration clause of this Agreement.

Signature.  The Company hereby advises you to consult with an attorney prior to signing this Agreement.  You acknowledge that you have had a reasonable amount of time [number of days] to consider the terms of this Agreement and you sign it with the intent to be legally bound.

A-2

Acknowledgment of Voluntariness and Time to Review.  You acknowledge that:

•	you read this Agreement and you understand it;
•	you are signing this Agreement voluntarily in order to release your claims against the Company in exchange for payment that is greater than you would otherwise have received;
•	you are signing this Agreement after the date of your separation from the Company and you were offered at least 21 days to consider your choice to sign this Agreement;
•	the Company advises you to consult with an attorney;
•

you know that you can revoke this Agreement within seven days of signing it and that the Agreement does not become effective until that seven-day period has passed.  To revoke, contact Yvonne Trupiano, Chief Human Resources Officer at yvonne.trupiano@spartannash.com; and

•	you agree that changes to this Agreement before its execution, whether material or immaterial, do not restart your time to review this Agreement.

Employee:

Date:

Company: SpartanNash Company

Signed: _______________________________

Name: _________________________________

Title: ____________________________

Date: _______________________________

A-3